                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                        PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

                                     Name:
                     MERCURY QUANTITATIVE SERIES FUND, INC.

                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code):
                   P.O. Box 9011, Princeton, N.J. 08543-9011

                    Telephone Number (including area code):
                                  609-282-2800

               Name and address of agent for service of process:
                                 Terry K. Glenn
                     Mercury Quantitative Series Fund, Inc.
                                 P.O. Box 9011
                       Princeton, New Jersey  08543-9011

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                             [X] Yes  [ ] No
                              -        -

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the Township of Plainsboro and State of New Jersey on the 8th day of October, 1999.

                         MERCURY QUANTITATIVE SERIES FUND, INC.

                         By:         /s/ Ira P. Shapiro
                             --------------------------------------------------
                              Ira P. Shapiro, President and Director

Attest: /s/ Allan J. Oster
        ------------------------------
        Allan J. Oster